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                                                                   EXHIBIT 10.29

                                BRUNSWICK CORPORATION
                         AUTOMATIC DEFERRED COMPENSATION PLAN

                                      SECTION 1

                                       GENERAL

       1.1. PURPOSE. Brunswick Corporation Automatic Deferred Compensation Plan (the "Plan") has been established by Brunswick Corporation (the "Company") to provide for the deferral of compensation payable to Covered Executives by the Company and Related Companies that would otherwise be non-deductible by reason of section 162(m) of the Code, and thereby avoid the loss of such deduction, and to compensate the Covered Executives for such deferral.

       1.2. CODE. For purposes of the Plan, the term "Code" means the Internal Revenue Code of 1986, as amended. References to sections of the Code also refer to any successor provisions thereof. References in the Plan to an amount being "deductible" refer to its being deductible by the Company or a Related Company for Federal income tax purposes; provided, however, that if deductibility would not be precluded by reason of Code section 162(m), then it shall be deemed to be "deductible" for purposes of the Plan, regardless of whether it is non-deductible for any other reason. If, after the Effective Date, there is a change in the provisions or interpretation of Code section 162(m) which would have a material effect on the benefits to a Covered Executive or the Company, the Company shall revise the Plan in good faith to preserve the benefit of the Plan for the Company, the Related Companies, and the Covered Executives; provided, however, that if any change to the Plan pursuant to this sentence is adverse to a Covered Executive, the Covered Executive shall be provided with reasonable compensation therefore.

       1.3.  EFFECTIVE DATE.  The "Effective Date" of the Plan is July 29, 1997.

       1.4. RELATED COMPANIES. The term "Related Company" means any company during any period in which compensation paid to a Covered Executive by such company would be required to be aggregated with compensation paid to the Covered Executive by the Company, in accordance with the affiliated group rules applicable to Code section 162(m). The Company shall enter into such arrangements with the Related Companies as it shall deem appropriate to implement the terms of the Plan, and shall inform the Covered Executive of any material failure to provide for such implementation.


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       1.5.  OPERATION AND ADMINISTRATION.  The authority to control and manage the operation and administration of the Plan shall be vested in the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 7. Capitalized terms in the Plan shall be defined as set forth in the Plan.

       1.6. APPLICABLE LAW. The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

       1.7. GENDER AND NUMBER. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

       1.8. NOTICES. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed to the Human Resources and Compensation Committee, in care of the Company, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

       1.9. BENEFITS UNDER QUALIFIED PLANS. Compensation of any Covered Executive that is deferred under the Plan, and benefits payable under the Plan, shall be disregarded for purposes of determining the benefits under any plan that is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986.

       1.10. OTHER COSTS AND BENEFITS. The Plan is intended to defer, but not to eliminate, payment of compensation to a Covered Executive. Accordingly, if any compensation or benefits that would otherwise be provided to a Covered Executive in the absence of the Plan are reduced or eliminated by reason of deferral under the Plan, the Company shall equitably compensate the Covered Executive for such reduction or elimination, and the Company shall reimburse the Covered Executive for any increased or additional penalty taxes which he may incur by reason of deferral under the Plan which would not have been incurred in the absence of such deferral, except that no reimbursement will be made for taxes resulting from an increase or decrease in individual income tax rates, or resulting from an increase in the amount of compensation payable to the Covered Executive by reason of the accrual of earnings or any other provision of the Plan.


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       1.11.  EVIDENCE.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

       1.12. ACTION BY COMPANY. Any action required or permitted to be taken by any Company shall be by resolution of its board of directors, or by a duly authorized officer of the Company.

                                      SECTION 2

                                    PARTICIPATION

       2.1. COVERED EXECUTIVES. Subject to the terms of the Plan, an individual shall be a "Covered Executive" subject to the deferral requirements of the Plan for any year, if, for that year, the individual is a "covered employee" with respect to the Company, as that term is used in Code section 162(m)(3) and Treas. Reg. section 1.162-27(c)(2). The provisions of the Plan shall not apply to any employee to the extent that the employee is subject to an individual agreement with the Company providing for automatic deferral of compensation to avoid non-deductibility of compensation by reason of Code section 162(m).

       2.2. PLAN NOT CONTRACT OF EMPLOYMENT. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

                                      SECTION 3

                                  AUTOMATIC DEFERRAL

       3.1.  DEFERRED AMOUNT.   If any compensation otherwise payable to a
Covered Executive by the Company or any Related Company would be non-deductible by reason of Code section 162(m), such amount shall not be paid to the Covered Executive when otherwise due, but an amount equal to the foregone payment shall instead be credited to the Covered Executive's Automatic Cash Deferral Account or Automatic Stock Deferral Account in accordance with this Section 3. In determining the amounts subject to deferral under this subsection 3.1, the following shall apply:


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              (a)    To the extent that the compensation is otherwise payable in cash to a Covered Executive, that cash shall be deferred under the Automatic Cash Deferral Account, in accordance with this Section 3.

              (b) To the extent that the compensation is otherwise payable in common stock of the Company ("Company Stock"), delivery of those shares shall be deferred under the Automatic Stock Deferral Account, in accordance with this Section 3.

              (c) To the extent necessary in determining whether amounts payable to a Covered Executive would be non-deductible for any year, the Committee shall make the determinations required under this Section 3 based on an estimate of the total compensation to be paid to the Covered Executive for the year (including both cash and non-cash compensation and benefits that would be taken into account in determining whether the limitations of Code section 162(m) are exceeded).

              (d) In estimating a Covered Executive's total compensation for any year, the Committee may request that the Covered Executive forecast whether, for the year, he will be receiving any compensation the timing of which is in the Covered Executive's discretion; provided, however, that such forecast shall not preclude the Covered Executive from taking action that would change the time of receipt of such compensation.

              (e) Nothing in the Plan shall be construed to require a deferral of the salary of a Covered Executive.

       3.2. AUTOMATIC CASH DEFERRAL ACCOUNT. The Automatic Cash Deferral Account balance shall be credited with the amount determined in accordance with subsection 3.1(a), as of the date on which such amount would otherwise have been paid to the Covered Executive were it not for deferral under the Plan. The Automatic Cash Deferral Account shall be adjusted from time to time in accordance with the following:

              (a) Unless a Covered Executive makes an advance election to have paragraph (b) next below apply, the Automatic Cash Deferral Account shall be credited as of the last day of each calendar month with interest for that month at a rate equal to the greater of: (a) the


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                     prime rate in effect at Chase Manhattan Bank on the first
                     day of the month plus four percentage points, or (b) the Company's short-term borrowing rate.

              (b)    If a Covered Executive elects application of this paragraph
                     (b), the Company, after consultation with the Covered Executive, may invest amounts credited to his Automatic Cash Deferral Account in securities and other assets as the Company may determine. The Company and its agents shall not incur any liability by reason of purchasing, or failing to purchase, any security or other asset in good faith. A Covered Executive's Automatic Cash Deferral Account shall be charged or credited as of the last day of each fiscal year of the Company, and at such other times as the balance in the Automatic Cash Deferral Account shall be determined, to reflect (i) dividends, interest or other earnings on any such investments, reduced by the cost of funds (for the period of deferral) for the amount of any taxes incurred by the Company with respect thereto; (ii) any gains or losses (whether or not realized) on such investment; (iii) the cost of funds (for the period of deferral) for the amount of any taxes incurred with respect to net gains realized on any such investments, taking into account any applicable capital loss carryovers and carrybacks, provided that in computing such taxes, capital gains and losses on assets of the Company other than such investments shall be disregarded; and (iv) any direct expenses incurred by the Company in such fiscal year or other applicable period which would not have been incurred but for the investment of amounts pursuant to the provisions of this paragraph (b) (provided that this clause (iv) shall not be construed to permit a reduction for the cost of taxes).

       3.3. AUTOMATIC STOCK DEFERRAL ACCOUNT. Automatic Stock Deferral Account. The Automatic Stock Deferral Account balance shall be credited with the number of share units equal to number of shares of Company Stock as of the date on which such shares would otherwise have been paid to a Covered Executive were it not for deferral under the Plan. The Automatic Stock Deferral Account shall be adjusted from time to time to reflect the deemed reinvestment of dividends in accordance with the terms of the Company's dividend reinvestment program, as in effect from time to time.


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       3.4.   STATEMENTS.  On a quarterly basis, the Committee shall provide the
Covered Executive with statements of the Covered Executive's Automatic Cash Deferral Account and Automatic Stock Deferral Account. Upon request of a
Covered Executive, the Committee shall provide the computations of amounts under Sections 3 and 4.

                                      SECTION 4

                                    DISTRIBUTIONS

       4.1. TIME OF PAYMENT OF DEFERRED AMOUNT. Amounts credited to a Covered Executive's Automatic Cash Deferral Account and Automatic Stock Deferral Account shall be paid or distributed upon the earliest of the following:

              (a) As soon as practicable after the Committee determines that such amounts will be deductible when paid (provided that the Committee reasonably determines that payment of such amounts will not cause other amounts (whether cash or non-cash) to become non-deductible by reason of Code section 162(m)).

              (b) As soon as practicable after the Committee determines that such amounts will not be deductible by the Company when paid, and that further deferral will not result in such amounts becoming deductible.

              (c) As soon as practicable (but not more than 15 days) following the occurrence of a Change in Control.

              (d) As soon as practicable after the January 15 (but not later than January 30) of the first calendar year following the first anniversary of the date the Covered Executive ceases to be employed by the Company and all Related Companies.

Payment shall be made under this subsection 4.1 not later than the date determined under paragraph (d), regardless of whether such payments are deductible by the Company.

       4.2. FORM OF PAYMENT OF DEFERRED AMOUNT. To the extent that an amount is payable to or on behalf of a Covered Executive with respect to the Automatic Cash Deferral Account in accordance with subsection 3.2, it shall be paid by the Company in


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a cash lump sum.  To the extent that an amount is payable to or on behalf of a
Covered Executive with respect to the Automatic Stock Deferral Account in accordance with subsection 3.3, it shall be distributed by the Company in shares of Company Stock in a lump sum.

       4.3. BENEFICIARY. Subject to the terms of the Plan, any benefits payable to a Covered Executive under the Plan that have not been paid at the time of the Covered Executive's death shall be paid at the time and in the form determined in accordance with the foregoing provisions of the Plan, to the beneficiary designated by the Covered Executive in writing filed with the Committee in such form and at such time as the Committee shall require. A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a Covered Executive fails to designate a beneficiary, or if the designated beneficiary of the deceased Covered Executive dies before the Covered Executive or before complete payment of the Covered Executive=s benefits, the amounts shall be paid to the legal representative or representatives of the estate of the last to die of the Covered Executive and his designated beneficiary.

       4.4. DISTRIBUTIONS TO DISABLED PERSONS. Notwithstanding the provisions of this Section 4, if, in the Committee's opinion, a Covered Executive or a beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment shall be in lieu of any such payment to the Covered Executive or the beneficiary. Thereafter, any benefits under the Plan to which the Covered Executive or the beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

       4.5. BENEFIT MAY NOT BE ASSIGNED. Neither a Covered Executive nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgements, alimony or separate maintenance owned by the Covered Executive or any other person, or be transferred by operation of law in the event of the Covered Executive's or any other person's bankruptcy or insolvency. Payments to or on


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behalf of a Covered Executive under the Plan are not subject to reduction or offset for amounts due or alleged to be due from the Company or any Related Company.

                                      SECTION 5

                                  CHANGE IN CONTROL

       For purposes of the Plan, the term "Change in Control" means the occurrence of any of the following events:

       (a) Any Person is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company's then outstanding stock, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph
              (d) below.

       (b) A tender offer (for which a filing has been made with the Securities and Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of:

              (i) any time during the offer when the Person making the offer owns or has accepted for payment the Company's stock with 25% or more of the total voting power of the Company's stock; or

              (ii) three business days before the offer is to terminate unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50% or more of the total voting power of the Company stock when the offer terminates.

       (c) Individuals who were the Board's nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

       (d) There is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other


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              than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities.

       (e) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company voting stock immediately prior to such sale.

       (f) The occurrence of events resulting in an Affiliate (the "Transferred Company") ceasing to satisfy the definition of an "Affiliate" as set forth in this Section 5. However, the circumstances described in this paragraph (f) shall constitute a "Change in Control" only with respect to individuals who are employed at the Transferred Company immediately before the events constituting the Change in Control under this paragraph (f), and then only with respect to individuals who are not employed by the Company or an Affiliate at any time during the 30-day period following the events constituting the Change in Control. For purposes of this paragraph (f), shares of the Company that are beneficially owned by an employee benefit plan (including a fiduciary of such plan) maintained by the Company or an Affiliate shall be treated as not outstanding.

       (g) Substantially all of the business and assets of an Affiliate, or substantially all of the business and assets of any division of the Company (the "Transferred Business") are transferred to a business other than the Company or an Affiliate; provided, however, that the circumstances described in this paragraph (g) shall constitute a "Change in Control" only with respect to individuals who are employed at the Transferred Business immediately before the events constituting the Change in Control under this paragraph (g), and then only with respect to individuals who are not employed by the Company or an Affiliate at


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              any time during the 30-day period following the events
              constituting the Change in Control.

       For purposes of this Section 5:

       (I) The term "Person" shall mean any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Company, (2) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company.

       (II) The term "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

       (III) The term "Affiliate" means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (i) next above.

                                     SECTION 6

                             SOURCE OF BENEFIT PAYMENTS

       The amount of any benefit payable under the Plan shall be paid from the general assets of the Company. Neither a Covered Executive nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A covered Executive shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee


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by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

                                      SECTION 7

                                      COMMITTEE

       7.1. POWERS OF COMMITTEE. The authority to control and manage all aspects of the operation and administration of the Plan shall be vested in the Committee. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. The amount to be deferred under Section 3 and the amount that is payable under paragraphs 4.1(a) and 4.1(b) shall be based on such estimates as the Committee determines in good faith to be appropriate.

       7.2. DELEGATION BY COMMITTEE. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

       7.3. INFORMATION TO BE FURNISHED TO COMMITTEE. The Company and the Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and the Related Companies as to a Covered Executive's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Covered Executives and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

       7.4. LIABILITY AND INDEMNIFICATION OF COMMITTEE. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company. The Committee, the individual members thereof, and persons acting


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as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

                                      SECTION 8

                              AMENDMENT AND TERMINATION

       The Committee may, at any time, amend or terminate the Plan, subject to the following:

       (a) Subject to the provisions of subsection 1.2 (relating to changes in the Code), no amendment or termination may materially adversely affect the rights of any Covered Executive or beneficiary under the Plan.

       (b) The Committee, with the approval of the Board, may amend the Plan to accelerate the date on which Plan benefits are otherwise payable under the Plan.

       (c) The Committee, with the approval of the Board, may amend the Plan to accelerate the date on which Plan benefits are otherwise payable under the Plan, and eliminate all future deferrals under the Plan, thereby terminating the Plan.

       (d) Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Board may delegate its rights and responsibilities under this Section 8; provided, however, that, the Board may, from time to time, substitute itself, or another committee of the Board, for the Human Resources and Compensation Committee under this Section 8.


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